Exhibit 10.3

Date=Grant Date

TO:        Participant Name

FROM:    <NAME>

SUBJECT:    [YEAR] Restricted Stock Unit Award

You have been selected to receive a restricted stock unit award. This award is subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time, and, the [YEAR] Restricted Stock Unit Agreement (the “Agreement”).

This award is granted to you in recognition of your role as an employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Subject to all of the terms of the Agreement, you will become entitled to payment of this award if you are an active employee of the Company on the third anniversary of the grant date.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

Exhibit 10.3
[YEAR] RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the [YEAR] Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“[YEAR] Award Letter”), is by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1.    Grant of RSUs. Subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time (the “Plan”), this Agreement and the [YEAR] Award Letter, the Company hereby grants an award (the “Award”) to the Participant of Quantity Granted RSUs effective Grant Date (the “Effective Date”). The Award gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence, subject to adjustment under the terms of this Agreement. These shares are referred to in this Agreement as the “Shares.” Until the Participant both becomes vested in the RSUs under the terms of Paragraph 4 and is paid such Shares under the terms of Paragraph 5, the Participant shall have no rights as a stockholder of the Company with respect to the Shares; provided, however, that the Participant shall have the right to earn Dividend Equivalents with respect to the RSUs awarded under this Agreement in accordance with Subparagraph 4(i) below.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is hereby incorporated herein by reference, and all capitalized terms used herein which are not defined in this Agreement shall have the respective meanings set forth in the Plan. By accepting this Award, the Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the Plan prospectus, as updated from time to time, and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Committee Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Vesting; Legally Binding Rights.

(a)    Notwithstanding any other provision of this Agreement, (i) a Participant shall not be entitled to any payment of Shares under this Agreement unless and until such Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment and (ii) a Participant shall not be entitled to payment of any Dividend Equivalents unless and until such Participant obtains a legally binding right to,

Exhibit 10.3
and satisfies applicable vesting conditions for payment of, the underlying Shares on which such Dividend Equivalents are payable.

(b)    Except as otherwise provided in Subparagraphs 4(c) – 4(h) below, the Participant shall vest in all Shares on the third anniversary of the Effective Date (the “Maturity Date”), but only if the Participant remains an active employee of the Company or any of its Affiliates through the Maturity Date.

(c)    If a Participant dies prior to the Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all Shares at the time of such death.

(d)    If a Participant becomes Disabled (as defined below) prior to the Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all Shares at the time the Participant becomes Disabled. For purposes of this Subparagraph 4(d), the Participant shall be considered Disabled if he or she (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Notwithstanding the forgoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder.
(e)    If the Participant qualifies for Retirement (as defined in (i) below) with the Company or any of its Affiliates prior to the Maturity Date, at the time of such Participant’s Retirement, the Participant shall vest in a pro rata number of the Shares as determined in accordance with this Subparagraph 4(e). The pro rata number referred to above shall be determined by multiplying the number of Shares subject to the Award by a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s Retirement, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

Notwithstanding the preceding paragraph, if the Participant qualifies for Retirement with the Company or any of its Affiliates prior to the Maturity Date and (i) the Participant has attained age sixty (60) at the time of such Retirement and (ii) the Participant has at the time of the Retirement at least 10 years of service as an active employee of the Company and its Affiliates as determined based on the Participant’s company seniority date, then at the time of such Participant’s Retirement, the Participant will vest in all of the Shares.

Exhibit 10.3
(i)For purposes of this Subparagraph 4(e), a Participant “qualifies for Retirement” (and a “Retirement” will occur) only if such Participant experiences a Separation from Service (as defined in (ii) below) after attaining age fifty-five (55) and completing at least three (3) years of service with the Company or any of its Affiliates.

(ii)As used in this Agreement, “Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Agreement, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company and its Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

(f)    If the Participant experiences a Separation from Service prior to the Maturity Date within two years following a Change in Control (as defined in (i) below), either

Exhibit 10.3
voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in all of the Shares upon such Separation from Service.

(i)For the purposes of this Agreement, a “Change in Control” means, unless otherwise defined in an individual employment, change in control or other severance agreement, the occurrence of any of the following events:

(A)A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not approved by a majority of the members constituting the Board prior to the date of the appointment or election; or

(B)any Person becomes a “Beneficial Owner” (such term for purposes of this definition being as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (B), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (C) below); or

(C)the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (“Company Common Stock”) and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to

Exhibit 10.3
such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (2) no Person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Entity or its ultimate parent, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 30% or more of the Company Voting Securities, and (3) at least a majority of the members of the board of directors or similar governing body of the Surviving Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”); or

(D)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(ii) “Incumbent Board” means, unless otherwise defined in an individual employment, change in control or other severance agreement, individuals who, as of the Effective Date, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

(iii)“Person” means, unless otherwise defined in an individual employment, change in control or other severance agreement, a Person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in this Subparagraph (f) and 14(d)(2) of the 1934 Act.

(g)    If the Participant experiences an involuntary Separation from Service prior to the Maturity Date and the Participant either receives cash severance benefits under a severance pay plan or program maintained by the Company or receives benefits under a separation agreement with the Company, the Participant shall vest in a pro rata number of the Shares as determined in accordance with this Subparagraph 4(g). The pro rata number referred to above shall be determined by multiplying the number of Shares subject to the Award by a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s Separation from Service, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

Exhibit 10.3
(h)    If the Participant experiences an involuntary Separation from Service prior to the Maturity Date due to a sale of a business or the outsourcing of any portion of a business, the Participant shall vest in a pro rata number of the Shares as determined in accordance with this Subparagraph 4(h), but only if the Company or any of its Affiliates failed to make an offer of comparable employment, as defined by a severance pay plan or program maintained by the Company, to the Participant. For purposes of this Subparagraph 4(h), a Termination of Affiliation shall constitute an involuntary Separation from Service. The pro rata number referred to above shall be determined by multiplying the number of Shares subject to the Award by a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date of the Participant’s Separation from Service, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(i)If the Participant becomes entitled to payment of any Shares under this Agreement, the Participant shall also be entitled to receipt of Dividend Equivalents with respect to such Shares in an amount equal to the amount of dividends, if any, that would have been payable on such Shares if such Shares had been issued and outstanding from the date of this Agreement through the payment date of the Shares. Dividend Equivalents shall remain assets of the Company until paid hereunder and may, in the discretion of the Committee be paid in either cash or Shares. If Dividend Equivalents are paid in Shares, the number of Shares so payable will equal the total amount of Dividend Equivalents payable, if any, divided by the Fair Market Value of a Share on the payment date. No fractional Shares shall be issued.

5.    Payment of Shares and Dividend Equivalents.

    (a)    The payment date for all Shares in which a Participant becomes vested pursuant to Subparagraph 4(b) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be the Maturity Date.

(b)     The payment date for all Shares in which a Participant becomes vested pursuant to Subparagraphs 4(c) and 4(d) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be no more than thirty (30) days after the date the Participant dies or becomes Disabled, as applicable. If such 30-day period spans two calendar years, then payment will be made in the later calendar year.

(c)    The payment date for all Shares in which the Participant becomes vested pursuant to Subparagraphs 4(e), 4(f), 4(g) and 4(h) above, and Dividend Equivalents in which the Participant becomes vested pursuant to Subparagraph 4(i), shall be no more than sixty (60) days following such Participant’s Separation from Service, unless otherwise provided in Subparagraph 5(e) below. If such 60-day period spans two calendar years, then payment will be made in the later calendar year.

Exhibit 10.3

(d)    Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled. Shares that become payable under this Agreement and will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, of one or more certificates (or other indicia of ownership) representing shares of Williams Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, equal to a withholding amount approved by the Committee in advance. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder, if federal employment taxes become due upon the Participant’s becoming entitled to payment of Shares, the number of Shares necessary to cover such taxes may be used to satisfy such taxes upon such entitlement.

(e)    If the Participant was a “key employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code immediately prior to his or her Separation from Service, and such Participant vested in such Shares under Subparagraphs 4(e), 4(f), 4(g) or 4(h) above, payment shall not be made sooner than six (6) months following the date such Participant experienced a Separation from Service. “Key employee” means an employee designated on an annual basis by the Company as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of Code utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire twelve (12) month period beginning on April 1 following the Key Employee Designation Date.

6.    Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, subject to the limit expressed in clause (iii) of the following sentence, upon payment of Shares and Dividend Equivalents under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to Company or any of its Affiliates, including but not limited to personal loan(s), Company credit card debt, relocation repayment obligations or benefits from any plan that provides for pre-paid educational assistance. In addition, the Company may accelerate the time or schedule of a payment of vested Shares and Dividend Equivalents, and/or deduct from any payment of Shares and Dividend

Exhibit 10.3
Equivalents to the Participant under this Agreement, or to his or her beneficiaries in the case of the Participant’s death, that number of Shares and Dividend Equivalents having a Fair Market Value at the date of such deduction to the amount of such debt as satisfaction of any such debt, provided that (i) such debt is incurred in the ordinary course of the employment relationship between the Company or any of its Affiliates and the Participant, (ii) the aggregate amount of any such debt-related collateral held or deduction made in any taxable year of the Company with respect to the Participant does not exceed $5,000, and (iii) the deduction of Shares and Dividend Equivalents is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(c)    Except as provided in Subparagraphs 4(c) through 4(h) above, in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the Shares under this Agreement, RSUs subject to this Agreement and any right to Shares and Dividend Equivalents issuable hereunder shall be forfeited.

(d)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(e)    RSUs, Shares and Dividend Equivalents and the Participant’s interest in RSUs and Shares and Dividend Equivalents may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in such Shares and (ii) payment of such Shares and Dividend Equivalents under this Agreement.

(f)    If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares and Dividend Equivalents payable thereon, if any, issuable hereunder shall terminate upon forfeiture without payment of consideration.

(g)    The Committee shall determine whether an event has occurred resulting in the forfeiture of the Shares and Dividend Equivalents payable thereon in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(h)    With respect to the right to receive payment of the Shares and Dividend Equivalents under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(i)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(j)    The parties to this Agreement intend that this Agreement meet the applicable requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the

Exhibit 10.3
Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(k)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(l)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or Affiliate.
(m)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow a Domestic Relations Order with respect to this Award.
7.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, contact Fidelity at http://netbenefits.fidelity.com or by telephone at 800-544-9354.

8.    Tax Consultation. You understand you will incur tax consequences as a result of acquisition or disposition of the Shares and Dividend Equivalents. You agree to consult with any tax consultants you think advisable in connection with the acquisition of the Shares and Dividend Equivalents and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.
    THE WILLIAMS COMPANIES, INC.

Participant: Participant Name
SSN: Participant ID